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                                                                  Exhibit 99.1

PRESS RELEASE                                  THE GENERAL CHEMICAL GROUP INC.
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     For Information Contact:               William C. Keightley
                                            Chief Financial Officer
                                            (973) 515-0900

     GENERAL CHEMICAL OFFERS TO ACQUIRE WIRE-PRODUCTS MANUFACTURER NOMA INDUSTRIES IN TENDER OFFER

     HAMPTON, N.H., and TORONTO-- The General Chemical Group Inc. (NYSE: GCG) and Toronto-based Noma Industries Limited (TSE: NMA.A and NMA.B) have agreed that General Chemical will offer to acquire all of Noma's outstanding shares, consisting of two classes of stock, in a cash tender offer of $9.25 Canadian per share, a transaction valued at approximately $220 million (U.S.).

     With 1998 sales of approximately $265 million (U.S.), Noma is a leading manufacturer of electrical wire and components for the automotive, appliance and electronic industries, and will complement General Chemical's rapidly growing manufacturing operations serving many of the same customers.

     The Board of Directors of Noma unanimously approved the transaction with General Chemical. The family of H. Thomas Beck, Noma's chairman, holders of 15.7% of the Noma Class A shares on a fully diluted basis and 83.6% of Noma Class B shares on a fully diluted basis, have irrevocably agreed to tender to the General Chemical bid. Financing for the transaction will come from General Chemical's existing credit facilities.

     "We look forward to welcoming Noma Industries to our expanding family of companies," Paul M. Montrone, chairman and principal shareholder of General Chemical, said, "This acquisition is representative of the value-enhancing transactions GenTek Inc. will be entering into when it is spun off from General Chemical. Noma will be part of GenTek."

     Like Noma, General Chemical's Toledo Technologies, Defiance and Sandco subsidiaries manufacture automotive components. In addition, General Chemical produces fluid-handling equipment for the transportation industry and performance and industrial chemicals for a wide variety of customers and markets. General Chemical recently announced the spinoff of its manufacturing and performance-chemicals businesses to form GenTek.

     "The acquisition is expected to be immediately accretive to our earnings and cash flow," said Richard R. Russell, president and chief executive officer of General Chemical. "Noma's strong product lines, excellent production facilities in the United States, Canada and Mexico and extensive North American sales and distribution organization will all fit well with our other manufacturing businesses."

     Noma products include ignition cables, engine-block heaters, battery blankets, wire harnesses, power cords and electromechanical assemblies. More than 75% of the company's sales are attributable to electrical wire and components for industrial customers, with the balance coming from consumer electrical products.

     The tender offer, which is expected to commence next week, is subject to, among other things, the tender of at least 66 2/3% of each class of Noma shares outstanding, the termination or expiration of the waiting period under the Hart-Scott-Rodino Act, and Canadian regulatory approvals. In the event of termination of the merger agreement, under certain circumstances General Chemical would be entitled to a termination fee of $10.0 million Canadian.

     Note: This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Actual results may differ materially from anticipated results due to certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Noma operates, fluctuations in the production of end products for which Noma is a supplier, fluctuations in the level of product-development activity at Noma's significant customers, labor disputes involving Noma or its significant customers, and other risks detailed from time to time in Noma's public filings under Canadian securities laws.